Exhibit 99.1

THIRD AMENDED AND RESTATED

SHARE REDEMPTION PROGRAM

OF

BEHRINGER HARVARD REIT I, INC.

This Third Amended and Restated Share Redemption Program, effective as of August 13, 2009 (our “Program), is intended to provide limited interim liquidity for our stockholders until a bona fide secondary market develops for our shares of common stock (“Shares”).  No such market presently exists, and we can provide no assurance that any market for the Shares will ever develop.

Prior to the time that a bona fide secondary market for our Shares has developed, stockholders who meet the applicable requirements, as described herein, may receive the benefit of limited liquidity by presenting for redemption all or a portion of their Shares to us at any time in accordance with the procedures outlined herein.  At that time, we may, subject to the conditions and the Redemption Limitations described below, redeem for cash such Shares.  The terms on which we redeem Shares may differ between redemptions upon the death or “qualifying disability” (as defined herein) of the stockholder or requests for redemption sought upon a stockholder’s confinement to a long-term care facility (collectively referred to herein as “Exceptional Redemptions”) and all other redemptions (referred to herein as “Ordinary Redemptions”).

Ordinary Redemptions

In the case of Ordinary Redemptions, the purchase price per Share for the redeemed Shares will equal 90% of the most recently disclosed estimated value per Share (the “Valuation”) as determined in accordance with our valuation policy (the “Valuation Policy”), as such Valuation Policy is amended from time to time; provided, however, that the purchase price per Share shall not exceed: (1) prior to the first Valuation conducted by our board of directors (our “Board”), or a committee thereof (the “Initial Board Valuation”), under the Valuation Policy, 90% of the Original Share Price (as defined herein) less the aggregate amount of net sale proceeds per Share, if any, distributed to stockholders prior to the redemption date as a result of the sale of one or more of our properties (the “Sale Distributions”); or (2) on or after the Initial Board Valuation, the Original Share Price less any Sale Distributions.  The Valuation Policy in effect as of the date set forth above is attached hereto as Exhibit A.  As used herein “Original Share Price” means the average price per Share the original purchaser or purchasers of Shares paid to us for all of his or her Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock, without attributing any purchase price to the Shares issued pursuant to the 10% stock dividend made on October 1, 2005, to holders of Shares of record on September 30, 2005).

Exceptional Redemptions

In addition, and subject to the conditions and limitations described below, we may redeem Shares upon the death of a stockholder who is a natural person, including Shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the Shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of the trust, having the sole ability to request redemption on behalf of the trust.  We must, however, receive the written notice within one year after the death of the stockholder.  Requests not received within the one-year period will not be eligible to be treated as a redemption request in connection with the death of a stockholder, but instead will be treated as an Ordinary Redemption.  If spouses are joint registered holders of Shares, the request to redeem the Shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, and subject to the conditions and limitations described below, we may redeem Shares held by a stockholder who is a natural person with a qualifying disability, or upon confinement to a long-term care facility, including Shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder or that the stockholder seeking redemption was not confined to a long-term care facility on the date the person became a stockholder.  We must, however, receive the written notice within one year after the determination of the stockholder’s qualifying disability or with respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, within one year of the earlier of (1) the one year anniversary of the stockholder’s admittance to the long-term care facility or (2) the date of the determination of the stockholder’s indefinite confinement to the long-term care facility by a licensed physician.  Requests not received within the one-year period will not be eligible to be treated as a redemption request in connection with a qualifying disability of a stockholder or confinement to a long-term care facility, but instead will be treated as an Ordinary Redemption.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right of redemption described in this paragraph does not apply.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) the determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”).  The “applicable governmental agencies” are limited to the following: (a) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (b) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (CSRS), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the terms available for Exceptional Redemptions, unless permitted in the discretion of our Board.  Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by (1) the stockholder’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•              disabilities occurring after the legal retirement age;

•              temporary disabilities; and

•              disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, these disabilities will not qualify for the terms available for Exceptional Redemptions.  However, where a stockholder requests the redemption of his or her Shares due to a disability and the stockholder does not have a “qualifying disability” under the terms described above, but has become subject to similar circumstances, our Board may redeem the stockholder’s Shares, in its sole discretion, on the terms available for Exceptional Redemptions.

With respect to Exceptional Redemptions sought upon a stockholder’s confinement to a long-term care facility, a “long-term care facility” shall mean an institution that: (1) either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and (2) meets all of the following requirements: (a) its main function is to provide skilled, intermediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents.  A stockholder seeking an Exceptional Redemption of his or her Shares due to confinement to a long-term care facility must submit a written statement from a licensed physician certifying either (1) the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or (2) that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility.  Notwithstanding the above, where a stockholder requests an Exceptional Redemption of his or her Shares due to confinement to a long-term care facility but does not meet the definition set forth above, but has become subject to similar circumstances, our Board may redeem the stockholder’s Shares, in the Board’s sole discretion, on the terms available for Exceptional Redemptions.

In the case of Exceptional Redemptions, the purchase price per Share will be equal to: (1) prior to the Initial Board Valuation, the Original Share Price less any Sale Distributions; or (2) on or after the Initial Board Valuation, the most recently disclosed Valuation, provided, however, that the purchase price per Share shall not exceed the Original Share Price less any Sale Distributions.

General Terms for Redemption

Our Program, whether for Ordinary or Exceptional Redemptions, is available only for stockholders who have held their Shares for at least one year and who purchased their Shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her Shares by purchase from another stockholder.  In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder either (1) acquired the Shares requested to be repurchased directly from us or (2) acquired the Shares from the original subscriber by way of a bona fide gift not for value to, or for the benefit of, a member of the subscriber’s immediate or extended family (including the subscriber’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the subscriber or members of the subscriber’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

For purposes of the one-year holding period, limited partners of Behringer Harvard Operating Partnership I LP (“Behringer Harvard OP”) who exchange their limited partnership units for Shares will be deemed to have owned their Shares as of the date they were issued their limited partnership units in Behringer Harvard OP.

We will not redeem Shares that are subject to liens or other encumbrances until the stockholder presents evidence that the liens or encumbrances have been removed.  If any Shares subject to a lien are inadvertently redeemed or we shall otherwise be required to pay to any other party all or any amount in respect of the value of redeemed Shares, then the recipient of amounts in respect of redemption shall repay to us the amount paid for such redemption up to the amount we are required to pay to such other party.

Notwithstanding the redemption prices established above, the Board may determine, whether pursuant to formulae or processes approved by our Board or otherwise set by our Board, the redemption price of the Shares, which may differ between Ordinary Redemptions and Exceptional Redemptions; provided, however, that we must provide at least 30 days’ notice to stockholders before applying the new price that is set pursuant to this sentence to either Ordinary Redemptions or Exceptional Redemptions.

Any Shares approved for redemption will be redeemed on a periodic basis as determined from time to time by our Board, and no less frequently than annually.  We will not redeem, during any twelve-month period, more than 5% of the weighted average number of Shares outstanding during the twelve-month period immediately prior to the date of redemption (the “5% Limitation”). Further, our Board may, from time to time, in its sole discretion, limit the funds that we use to redeem Shares; provided, that in no event may the funds used for redemption during any period exceed the amount of gross proceeds generated from the sale of Shares through our distribution reinvestment plan (our “DRP”) during that period (the “Funding Limitation” and, together with the 5% Limitation, the “Redemption Limitations”).  The Redemption Limitations apply to all redemptions, whether Ordinary or Exceptional Redemptions.

Our Board reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding period applicable to requests for Exceptional Redemptions or other exigent circumstances such as bankruptcy, a mandatory distribution requirement under a stockholder’s IRA or with respect to Shares purchased under or through our DRP, (2) reject any request for redemption, (3) change the purchase price for redemptions, (4) limit the funds to be used for redemptions hereunder or otherwise change the Redemption Limitations or (5) amend, suspend (in whole or in part) or terminate the Program.  If we suspend our Program (in whole or in part), except as otherwise provided by the Board, until the suspension is lifted, we will not accept any requests for redemption in respect of Shares to which such suspension applies in subsequent periods and any such requests and all pending requests that are subject to the suspension will not be honored or retained, but will be returned to the requestor.  Our advisor and its affiliates will defer their own redemption requests, if any, until all other requests for redemption have been satisfied in any particular period.

A request for redemption may be withdrawn in whole or in part by a stockholder in writing at any time prior to redemption.  We cannot guarantee that we will accommodate all requests made in any particular redemption period.  If we do not redeem all Shares presented for redemption during any period, the stockholder or his or her estate, heir or beneficiary can (1) withdraw the request for redemption, or (2) if we have not suspended the redemption of the Shares that are subject to the redemption request (in which case the request will be returned as provided above), ask that we honor the request during the next period in which requests are considered.  Further, if we do not redeem all Shares presented for redemption during any period in which we are redeeming Shares, then all Shares will be redeemed on a pro rata basis during the relevant period.  Any portion of a redemption request that is not honored will be automatically treated as a request for redemption during the next period in which requests will be considered, unless the stockholder seeking redemption affirmatively asks us to withdraw that portion of the request.  The stockholder will then be required to resubmit a request for redemption request.  Unless otherwise determined by the Board, we will not retain any redemption requests that are withdrawn.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the Shares then-owned for redemption, except that the minimum number of Shares that must be presented for redemption must be at least 25% of the holder’s Shares.  If, however, redemption is being requested (1) within the one-year timeframe discussed above, on behalf of a deceased stockholder or by a stockholder with a qualifying disability or who is confined to a long-term care facility or (2) by a stockholder due to other exigent circumstances, such as bankruptcy or a mandatory distribution requirement under such stockholder’s IRA, a minimum of 10% of the stockholder’s Shares may be presented for redemption; provided, however, that any future redemption request by the stockholder must present for redemption at least 25% of the stockholder’s remaining Shares.  Except in the case of redemptions due to a mandatory distribution under a stockholder’s IRA, we will treat a redemption request that would cause a stockholder to own fewer than 200 Shares as a request to redeem all of his or her Shares, and we will vary from pro rata treatment of redemptions as necessary to avoid having stockholders holding fewer than 200 Shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed Shares will be made so that the blended price per Share for all redeemed Shares reflects the original price per Share of all Shares purchased by the stockholder through the dates of each redemption.

A stockholder who wishes to have Shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent.  An estate, heir or beneficiary that wishes to have Shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our Board of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent.  A stockholder requesting the redemption of his or her Shares due to a qualifying disability or confinement to a long-term care facility must mail or deliver to us a written request on a form provided by us, including the evidence and documentation described above, or evidence acceptable to our Board of the stockholder’s permanent disability or confinement to a long-term care facility.  If the Shares are to be redeemed under the conditions outlined herein, we will forward the documents necessary to affect the redemption, including any signature guaranty we may require.

The effective date of any redemption (the “Effective Date”), and the date on which the purchase price per Share is determined, calculated in accordance with the procedures discussed herein, will be the last day of the calendar month preceding the date that the Board accepts the request for redemption (the “Determination Date”).  Commencing on the Effective Date, any Shares accepted for redemption will no longer be deemed outstanding and will no longer be eligible to receive distributions.  Our Board will consider only properly completed redemption requests that we received on or before the end of the period ending no later than the last day of the calendar month preceding the Determination Date.  Payment for the Shares so approved for redemption, assuming that we have not exceeded the Redemption Limitations and that all necessary conditions have been satisfied, will be made no later than 15 days after the Determination Date.

Subject to the restrictions in Behringer Harvard OP’s limited partnership agreement and any other applicable agreement, we may cause Behringer Harvard OP to offer to its limited partners (other than our subsidiaries, BHR, Inc., BHR Business Trust and BHR Partners, LLC) a partnership unit redemption program equivalent to our Program.  Any units redeemed under the partnership unit redemption program will be redeemed upon terms substantially equivalent to the redemption terms of our Program and will be treated as Shares for purposes of calculating the Redemption Limitations.

Neither our advisor, any member of our Board nor any of their affiliates will receive any fee on the repurchase of Shares by us pursuant to our Program.

The Shares we purchase under our Program will be cancelled, and will have the status of authorized but unissued Shares.  We will not reissue repurchased Shares unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise issued in compliance with or exemption from registration under these laws.

The foregoing provisions regarding our Program in no way limit our ability to repurchase Shares or other of our securities or those of Behringer Harvard OP from holders thereof by any other legally available means for any reason that the advisor or our Board, each in its discretion, deems to be in our best interest.

EXHIBIT A

AMENDED AND RESTATED POLICY FOR ESTIMATION OF COMMON STOCK VALUE

OF

BEHRINGER HARVARD REIT I, INC.

In order to assist fiduciaries in discharging their obligations under ERISA reporting requirements and to assist broker-dealers in connection with their obligations under applicable FINRA Rules with respect to customer account statements, Behringer Harvard REIT I, Inc. (the “Company”) has adopted this policy in respect of estimating the per share value of its common stock (the “Common Stock”) as of June 25, 2009.  This policy may be amended by the Board of Directors of the Company (the “Board”) at any time in its sole discretion.  In addition, although this policy expresses the intent of the Board at the time of its adoption, there is no limitation on the ability of the Board to cause the Company to vary from this policy to the extent it deems appropriate, with or without an express amendment of this policy.

The Company shall provide its stockholders a per share estimated value of its common stock on a periodic basis, generally annually.  Until 18 months have passed without a sale in an offering of the Common Stock (or other securities from which the Board believes the value of a share of common stock can be estimated), the Company shall use the gross offering price of a share of the Common Stock in its most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of Common Stock can be estimated, the Company shall use the value derived from the gross offering price of such other security as the per share estimated value of the Common Stock.  For purposes of the foregoing, an offering shall not include an offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in the Company’s operating partnership.

No later than 18 months after the last sale in an offering of the securities described above, the Company shall disclose an estimated per share value that is not based solely on the offering price of securities in the most recent offering.  This estimate shall be determined by the Board, or a committee thereof, after consultation with Behringer Advisors, LLC (the “Advisor”), or if the Company shall no longer be administered by the Advisor, the Company’s officers and employees.  The Advisor or the Company may engage such experts and third parties as it may deem appropriate.  If a committee of the Board of Directors estimates the value, a majority of the voting members of the committee will be independent directors; however, the committee may also include officers or employees of the Company, the Advisor or the Advisor’s affiliates.

If the Company has sold assets and made distributions to stockholders of net proceeds from such sales since the termination of the most recent offering, the estimated value per share shall generally be net of the amount of those distributions.

The Board or committee thereof will have the discretion to choose a methodology or combination of methodologies as it deems reasonable under then current circumstances for estimating the per share value of the Common Stock.  The estimated value is not intended to be related to any analysis of individual asset value performed for financial statement purposes nor values at which individual assets may be carried on financial statements under applicable accounting standards.  The methodologies for determining the estimated values hereunder may take into account numerous factors including, without limitation, the following:

•              net amounts that might be realized in a sale of the Company’s assets in an orderly liquidation;

•              net amounts that might be realized in a bulk portfolio sale of the Company’s assets;

•              separate valuations of the Company’s assets;

•              private real estate market conditions;

•              public real estate market conditions;

•              the business plan of the Company and characteristics and factors specific to the portfolio or securities;

•              the prices at which the Company’s securities were sold in other offerings, such as a distribution reinvestment plan offering;

•              the prices paid for Company securities in other transactions, including secondary market trades;

•              the relative prices paid for comparable companies listed on a national securities exchange; and

•              the Company’s going concern value.

The Board may rely on the Advisor or a third-party valuation expert to assist in estimating the value of the Company’s assets or its shares of Common Stock.  However, with respect to asset valuations, the Board shall not be required to obtain asset-by-asset appraisals prepared by appraisers certified by a Member of the Appraisal Institute or other trade organization that monitors appraisers, nor must any appraisals conform to formats or standards promulgated by any such trade organization.  The Company shall disclose the effective date of the estimated valuation.  The Company shall not release individual property value estimates or any of the data supporting the estimated per share value, and the Board is under no obligation to describe the factors on which it relied or the methodologies utilized in estimating the estimated value of a share of Common Stock.

After first publishing an estimate by the Board within 18 months after an offering as described above, the Company shall repeat the process of estimating share value of the Common Stock periodically thereafter.  However, if deemed appropriate by the Board, the Company may return to the publication of an estimated value based solely on the offering price of a share of Common Stock or other securities if the Company has conducted another offering within 18 months of the disclosure of an estimated per share value.  The Company shall provide this information in its annual report on Form 10-K.  The Company may also disseminate this information by a posting on the web site maintained for the Company and the Advisor and its affiliates at www.behringerharvard.com or by other means.

Estimates based solely on an offering price will be subject to numerous limitations.  For example, such estimates will not take into account:

•              individual or aggregate values of the Company’s assets;

•              real estate market fluctuations affecting the Company’s assets generally;

•              adverse or beneficial developments with respect to one or more assets in the Company’s portfolio;

•              the Company’s costs of the offering; or

•              the Company’s costs of acquiring assets.

After the estimated value hereunder is based on factors in addition to the most recent offering price of a share of Common Stock or other security, the estimated value will not reflect developments that occur after the most recent estimated valuation date.  Further, such valuations will be estimates only and may be based upon a number of estimates, assumptions and opinions that may not be or may later prove not to be accurate or complete, which could make the estimated valuations incorrect.

With respect to any estimate of the value of Common Stock made pursuant to this policy, there can be no assurance that:

•              the estimated value per share would actually be realized by the Company’s stockholders upon liquidation, bulk portfolio sales of the Company’s assets, sale of the Company or listing of the Common Stock on an exchange;

•              any stockholder of the Company would be able to realize estimated share values in any attempt to sell shares;

•              the estimated value per share would be related to any individual or aggregated value estimates or appraisals of the Company’s assets; or

•              the estimated value, or method used to estimate value, would be found by any regulatory authority to comply with the ERISA, FINRA or other regulatory requirements.